Exhibit 99.1

[LOGO OF UNITED PANAM FINANCIAL, CORP.]

News Release

Contact:	Garland W. Koch Chief Financial Officer United PanAm Financial Corp. 949.224.1917 e-mail: gkoch@upfc.com Cecilia A. Wilkinson Pondel /Wilkinson Group 310.207.9300 e-mail: investor@pondel.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL ANNOUNCES

FIRST QUARTER 2003 RESULTS

Newport Beach, California – May 1, 2003 – United PanAm Financial Corp. (Nasdaq:UPFC) today announced results for its first quarter ended March 31, 2003.

For the quarter ended March 31, 2003 the Company reported net income of $3.9 million, equal to $0.22 per diluted share, compared to net income of $2.7 million, or $0.15 per diluted share for the same period a year ago. This represents a 44% increase in net income between the two periods and a 47% increase in earnings per diluted share. During the first quarter of 2003, we recognized an after-tax gain of $425,000 on the sale of the final portions of our mortgage securitization pools and the disposition of all remaining assets related to mortgage servicing. If we excluded this income, the net income from operations would have been $3.5 million or $0.20 per diluted share. This would represent a 36% increase in net income and a 33% increase in earnings per diluted share when compared to earnings from operations in the first quarter of 2002.

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Net interest income for the first quarter of 2003 rose 30% to $15.2 million from $11.7 million in the first quarter of 2002.

The Company purchased $106 million of gross auto loans, including unearned interest, during the first quarter 2003, representing a 48% increase over the first quarter of 2002. Auto loans outstanding totaled $322.4 million at March 31, 2003; a 38% increase over March 31, 2002. The growth in auto loans is the result of planned expansion of the branch network throughout the country and portfolio growth at the branch level. During the first quarter of 2003, the Company opened 4 new auto loan branches bringing our total to 58 branches in 25 states. The Company will continue its philosophy of controlled expansion of the auto finance branch network, opening an additional 10-12 branches before year-end.

Delinquency over 30 days amounted to 0.54% of auto loans at March 31, 2003 compared with 0.64% at March 31, 2002. Delinquency and total repossessions over 30 days amounted to 1.0% of auto loans at March 31, 2003, compared with 1.1% at March 31, 2002.

The annualized quarterly net charge off rate was 5.73% for the first quarter of 2003, compared with 6.63% for the comparable period in 2002. The 2003 amount reflects a recovery of $536,000 from prior years’ sales tax on California repossessions. Without this recovery the net charge off rate would have been 6.41%.

“This quarter represents our 10th consecutive quarter of increased earnings per share,” said Guillermo Bron, Chairman. “In spite of the difficult economic environment, delinquency and total repossessions over 30 days decreased from fourth quarter levels as a result of management’s continued focus on and maintenance of strict operating guidelines. In addition, auto loan originations continue to increase in accordance with our planned branch expansion program.”

Beginning in 2003, the Company adopted a new accounting policy, changing from the purchase accounting method to an incurred loss method for purchased auto loans. The new accounting method will change the allocation of discount on loans purchased from loan loss reserves to unearned discount (increasing unearned loan discount and interest income from the accretion of unearned finance charges). Loan loss reserves for loans originated beginning in 2003 and thereafter, will be built up through provisions for loan losses in the income statement and increased interest

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income from the accretion of unearned discount on loans purchased. The accounting change did not cause any material impact in the first quarter results. In addition, management believes the accounting change will not cause any material change in the financial results for the remainder of 2003.

United PanAm Financial Corp., a specialty finance company, originates and acquires for investment retail automobile installment sales contracts and insurance premium finance contracts. Its principal operating units include Pan American Bank, FSB, the largest Hispanic-controlled savings association in California, with over $1 billion in assets at March 31, 2003, United Auto Credit Corporation with 58 branch offices in 25 states, and the insurance premium finance division, which is the largest non-insurance provider of financing for insurance premiums in California

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the impaired or limited credit history of the Company’s borrowers, the availability of additional financing, rapid growth of the Company’s business, the reliance on the Company’s systems and controls and key employees, competitive pressure we face in the banking industry, fluctuations in market rates of interest, general economic conditions and other risks, certain of which are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

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Editors Note:  Three pages of selected financial data follows.

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United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Unaudited)

(Dollars in thousands)	March 31, 2003	December 31, 2002

Assets
Cash and due from banks	$11,693	$9,964
Short term investments	17,151	3,590

Cash and cash equivalents	28,844	13,554
Securities available for sale, at fair value	804,957	603,268
Loans	357,442	331,257
Less unearned discount	(4,325)	—
Less allowance for loan losses	(19,177)	(23,179)

Loans held for sale	333,940	308,078
Premises and equipment, net	2,714	2,700
Federal Home Loan Bank stock, at cost	7,406	1,675
Accrued interest receivable	1,830	1,880
Other assets	15,702	20,131

Total assets	$1,195,393	$951,286

Liabilities and Shareholders’ Equity

Deposits	$471,031	$468,458
Repurchase Agreements	625,177	384,624
Accrued expenses and other liabilities	5,876	8,545

Total liabilities	1,102,084	861,627

Common stock (no par value):
Authorized, 30,000,000 shares Issued and outstanding, 15,872,666 at March 31, 2003 and 15,798,338 at December 31, 2002	64,961	64,957
Retained earnings	27,724	23,814
Unrealized gain on securities available for sale, net	624	888

Total shareholders’ equity	93,309	89,659

Total liabilities and shareholders’ equity	$1,195,393	$951,286

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United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,
	2003	2002
Interest Income
Loans	$16,803	$13,037
Short term investments	3,714	2,659

Total interest income	20,517	15,696

Interest Expense
Deposits	3,692	3,232
Repurchase Agreements	1,596	193
Federal Home Loan Bank advances	—	571

Total interest expense	5,288	3,996

Net interest income	15,229	11,700
Provision for loan losses	535	85

Net interest income after provision for loan losses	14,694	11,615

Non-interest Income
Services charges and fees	230	191
Loan related charges and fees	92	85
Gain on sale of securities	—	61
Other income	898	29

Total non-interest income	1,220	366

Non-interest Expense
Compensation and benefits	6,011	4,810
Occupancy	1,031	874
Other	2,279	2,195

Total non-interest expense	9,321	7,879

Income before income taxes and cumulative effect of change in accounting principles	6,593	4,102
Income taxes	2,683	1,541

Income before cumulative effect of change in accounting principles	$3,910	$2,561
Cumulative effect of change in accounting principle, net of tax	—	106
Net Income	$3,910	$2,667

Earnings per share-basic:
Net income cumulative effect of change in accounting principles	$0.25	$0.16
Cumulative effect of change in accounting principle	—	0.01

Net Income	$0.25	$0.17

Weighted average shares outstanding	15,868	15,571

Earnings per share-diluted:
Net income cumulative effect of change in accounting principles	$0.22	$0.15
Cumulative effect of change in accounting principle	—	—

Net Income	$0.22	$0.15

Weighted average shares outstanding	17,796	17,338

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(Dollars in thousands)	At or For the Three Months Ended
	March 31, 2003	March 31, 2002
Automobile Finance Data
Gross contracts purchased	$106,239	$71,875
Contracts outstanding	322,446	223,196

Allowance for credit losses to total loans	5.88%	7.65%
Unearned discount on loans to total loans	1.34%	—

Annualized net charge-offs to average contracts (1)	5.73%	6.63%
Delinquencies (% of net contracts)
31-60 days	0.36%	0.40%
61-90 days	0.11%	0.13%
90+ days	0.07%	0.11%
Insurance Premium Finance
Loans originated	$24,450	$28,210
Loans outstanding end of period	34,881	40,639
Allowance for loan losses	222	508
Annualized net charge-offs to average loans (1)	0.42%	0.72%
Allowance for credit losses to total loans	0.64%	1.25%
Other Data
Return on average assets (1)	1.51%	1.79%
Return on average shareholder equity (1)	17.31%	14.07%
Retail deposits	$315,305	$321,256
Brokered deposits	155,726	51,476
Weighted average interest rates on deposits	3.13%	3.43%
Consolidated capital to assets ratio	7.81%	10.54%
Pan American Bank capital ratios:
Tangible	6.91%	9.29%
Core	6.91%	9.29%
Risk-based	16.81%	20.34%

(1)	Quarterly information is annualized for comparability with full year information